Exhibit (h)(16)(R)

May 21, 2015

American Beacon Funds (the “Trust”)

4151 Amon Carter Blvd, MD 2450

Fort Worth, TX 76155

Re: Fee Waiver/Expense Reimbursement

Ladies and Gentlemen:

American Beacon Advisors, Inc. notifies you that, for the fund listed in Attachment A to this letter (the “Fund”), it will waive its management fee and/or reimburse expenses of the Fund, to the extent necessary so that expenses of the Fund, exclusive of taxes, interest, brokerage commissions, acquired fund fees and expenses, securities lending fees, expenses associated with securities sold short, litigation, and other extraordinary expenses, do not exceed the annual rates listed on Attachment A.

During the period until the expiration date of each expense limitation in Attachment A, the related expense limitation arrangements for the Fund may only be modified by mutual agreement of the parties that, with respect to the Trust, includes a majority vote of the “non-interested” Trustees of the Trust.

We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-1A for the Fund with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

Respectfully,

American Beacon Advisors, Inc.

By:	/s/ Gene L. Needles, Jr.
Name:	Gene L. Needles, Jr.
Title:	President and CEO

Agreed and Accepted on behalf of the Trust

By:	/s/ Melinda G. Heika
Name:	Melinda G. Heika
Title:	Treasurer

A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by the officer not as an individual and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.

Attachment A

American Beacon Funds

		Annual
		Expense %
Fund	Class	Limit	Expiration
Grosvenor Long/Short Fund	Instl	2.10%	5/31/2017
Grosvenor Long/Short Fund	Y	2.20%	5/31/2017
Grosvenor Long/Short Fund	Investor	2.48%	5/31/2017
Grosvenor Long/Short Fund	A	2.50%	5/31/2017
Grosvenor Long/Short Fund	C	3.25%	5/31/2017

220 E. Las Colinas Blvd., Ste. 1200, Irving, Texas 75039 • 817.391.6100	americanbeaconadvisors.com